Exhibit 99.1

Tri-State announces Bryan Davis as Chief Financial Officer

(Westminster, Colo., September 2, 2025) Bryan Davis will join Tri-State Generation and Transmission Association as Senior Vice President, Chief Financial Officer, beginning Sept. 15, 2025. Davis brings 20 years of finance experience, with expertise in accounting, financial planning, and utility strategies across multi-state regions.

Most recently, Davis served as Area Vice President, Operating Company Finance for Xcel Energy. In this role, Davis was responsible for the development and implementation of financial plans and strategies for Xcel Energy’s Colorado operating company, serving 1.6 million electric and 1.5 million natural gas customers.

“I am very pleased to welcome Bryan as Chief Financial Officer for Tri-State,” said Duane Highley, Tri-State CEO. “As Tri-State navigates an increasingly complex regulatory and financial environment, Bryan’s experience and leadership managing affordability while preserving financial strength will serve our association well in our energy transition.”

At Xcel Energy, Davis also served as Director, Utility Accounting, with responsibility for transmission and market operations accounting for all Xcel Energy operating companies, as well as regulatory and commercial accounting for the Texas and New Mexico region. He also held other roles of increasing responsibility in Xcel Energy’s accounting organization.

Prior to working for Xcel Energy, Davis was Senior Manager, Accounting for the Western Union Company, and began his career in the assurance practice at PwC.

Davis holds Bachelor of Science and Master of Accountancy degrees from Brigham Young University and is a Certified Public Accountant.

“I’m thrilled to join Tri-State at a pivotal time in the energy transition,” Davis said.  “The cooperative’s strong financial position is a testament to its disciplined management, and I look forward to working with the talented team and our members to advance Tri-State’s goals of providing reliable, affordable and responsible power to the members and communities we serve.”

Highley also acknowledges and thanks Interim CFO Clifton Karnei for providing transitional services while Tri-State completed its search for a full-time CFO. Karnei, who previously served as executive vice president and general manager of Brazos Electric Power Cooperative, joined Tri-State on a temporary basis in June 2025.
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            Exhibit 99.1
Bryan Davis

About Tri-State
Tri-State is a power supply cooperative, operating on a not-for-profit basis, serving electric distribution cooperatives and public power district member-owners in four states. Together with our members, we deliver reliable, affordable and responsible power to more than a million electricity consumers across nearly 200,000 square miles of the rural West. Visit www.tristate.coop.

Contact:
Amy Robertson, 303-254-3743, amy.robertson@tristategt.org
Mark Stutz, 303-254-3183, mark.stutz@tristategt.org

Certain information contained in this press statement are forward-looking statements including statements concerning Tri-State’s plans, future events, and other information that is not historical information. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described from time to time in Tri-State’s filings with the Securities and Exchange Commission. Tri-State’s expectations and beliefs are expressed in good faith, and Tri-State believes there is a reasonable basis for them. However, Tri-State cannot assure you that management’s expectations and beliefs will be achieved. There are a number of risks, uncertainties and other important factors that could cause actual results to differ materially from the forward-looking statements contained herein.